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EXHIBIT 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                      Three Months      Three Months      Six Months      Six Months
                                                         Ended             Ended            Ended           Ended
                                                        June 30,          June 30,         June 30,        June 30,
                                                          1998              1999            1998            1999
                                                    --------------    --------------    ------------    ------------
Net loss                                            $         (732)   $       (1,016)   $     (2,478)   $     (1,868)

Accretion and dividends on preferred stock                      57               294             112             394
                                                    --------------    --------------    ------------    ------------

Net loss attributable to common shareholders        $         (789)   $       (1,310)   $     (2,590)   $     (2,262)
                                                    ==============    ==============    ============    ============

Net loss per common share attributable to common
      shareholders - basic and diluted              $        (0.15)   $        (0.22)   $      (0.50)   $      (0.38)
                                                    ==============    ==============    ============    ============

Weighted average common shares outstanding
      during the period                                  5,182,267         5,988,063       5,182,267       5,988,063

Effect of restricted common stock                          (24,868)          (18,901)        (24,868)        (18,901)
                                                    --------------    --------------    ------------    ------------

Shares used in calculating net loss per common
      share                                              5,157,399         5,969,162       5,157,399       5,969,162
                                                    ==============    ==============    ============    ============
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